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                                                                    EXHIBIT 11.1



                        PROGENICS PHARMACEUTICALS, INC.
                   STATEMENT OF COMPUTATION OF LOSS PER SHARE



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
                                                               YEAR ENDED DECEMBER 31,
                                        ----------------------------------------------------------------------
                                                 1994                    1995                    1996
                                        ----------------------  ----------------------  ----------------------
                                                      FULLY                   FULLY                   FULLY
                                         PRIMARY     DILUTED     PRIMARY     DILUTED     PRIMARY     DILUTED
                                        ----------  ----------  ----------  ----------  ----------  ----------

Net loss..............................  $(3,411,734) $(3,411,734) $(4,503,496) $(4,503,496) $(6,142,674) $(6,142,674)
Interest expense recognized in
  connection with convertible debt
  assumed to have been converted......                                          23,671
Reduction of net loss assuming a
  portion of the proceeds from the
  exercise of options and warrants was
  used to repay a term note and
  capital lease obligations and to
  invest in short-term government
  securities in accordance with the
  treasury stock method...............                 365,597                 312,360                 281,549
                                        ----------  ----------  ----------  ----------  ----------  ----------
Net loss..............................  $(3,411,734) $(3,046,137) $(4,503,496) $(4,167,465) $(6,142,674) $(5,861,125)
                                        ----------  ----------  ----------  ----------  ----------  ----------
                                        ----------  ----------  ----------  ----------  ----------  ----------
Weighted average number of common
  shares outstanding..................   2,249,675   2,249,675   2,264,839   2,264,839   2,294,675   2,294,675
Shares issuable upon assumed
  conversion of convertible debt and
  preferred stock.....................               2,953,554               3,272,943               4,179,536
Common and preferred shares issued
  within one year of the Company's
  proposed offering...................   1,233,747               1,218,583               1,188,747
Shares issuable upon exercise of
  outstanding options and warrants....   1,182,736   2,462,495   1,182,736   2,052,307   1,182,736   2,035,072
Shares assumed to be repurchased under
  the treasury stock method...........    (466,287)   (449,933)   (466,287)   (458,933)   (466,287)   (458,933)
                                        ----------  ----------  ----------  ----------  ----------  ----------
Weighted average number of common
  shares used in computing per share
  data................................   4,199,871   7,215,791   4,199,871   7,131,156   4,199,871   8,050,350
                                        ----------  ----------  ----------  ----------  ----------  ----------
                                        ----------  ----------  ----------  ----------  ----------  ----------
Net loss per share....................  $    (0.81) $    (0.42) $    (1.07) $    (0.58) $    (1.46) $    (0.73)
                                        ----------  ----------  ----------  ----------  ----------  ----------
                                        ----------  ----------  ----------  ----------  ----------  ----------
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